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       Rouge Industries Announces Asset Purchase Agreement With Severstal

     DEARBORN, Mich., Nov. 21/PRNewswire-FirstCall/ -- Rouge Industries, Inc. (OTC Bulletin Board: RGIDQ.OB) announced today that it has signed an Asset Purchase Agreement (the "Purchase Agreement") with Severstal for the sale of substantially all of the assets of Rouge Industries. The transaction, which is targeted for completion by the end of January 2004, is valued at approximately $215 million.

     The transaction is subject to a number of conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, obtaining certain contractual consents, approvals and authorizations, and the execution and ratification of a new collective bargaining agreement by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW.

     The Purchase Agreement is subject to the approval of the United States Bankruptcy Court for the District of Delaware in Wilmington (the "Court"), and is subject to higher and better offers submitted in accordance with procedures to be approved by the Court under Sections 105, 363 and 365 of the U.S. Bankruptcy Code. Rouge Industries filed a motion with the Court recommending "stalking horse" status for Severstal. The Court has scheduled a hearing for November 24, 2003, to consider the approval of bidding procedures granting Severstal priority "stalking horse" status.

     According to Carl L. Valdiserri, Chairman and Chief Executive Officer of Rouge Industries, "Throughout our deliberations in making our recommendation to the U.S. Bankruptcy Court, the interests of the Company's creditors have been paramount. We have also considered other factors that would bear on the final outcome of the process including a prospective buyers' ability to satisfy their conditions to closing, the financial stability of the Company during the period required to close the transaction and the impact on other stakeholders in this process. We will also request that the Court set an expedited bidding period which we believe is in the best interest of all the Company's stakeholders."

     On October 23, 2003, Rouge Industries, Inc. and its primary subsidiaries, Rouge Steel Company, QS Steel Inc. and Eveleth Taconite Company, filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Rouge Steel Company continues to operate its steelmaking facilities and ship steel products to its customers.

     Safe Harbor Statement

     This press release contains forward-looking information about the Company. A number of factors could cause the Company's actual results to differ materially from those anticipated, including changes in the general economic or political climate, the supply of or demand for and the pricing of steel products in the Company's markets, plant operating performance, product quality, potential environmental liabilities, the availability and prices of raw materials, supplies, utilities and other services and items required by the Company's operations, the level of imports and import prices in the Company's markets, the availability of sufficient cash to support the Company's operations and higher than expected costs. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission.